Exhibit 99.1

Company Contact:
Peggy Tharp
Director of Investor Relations
(770) 657-6246

Superior Essex Inc. Announces Exercise of
Over-Allotment Option

ATLANTA, GA, July 11, 2006 – Superior Essex Inc., (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, announced today that the underwriters of its recent public offering of 2.7 million shares of common stock have exercised their over-allotment option to purchase an additional 151,145 shares of common stock from the Company. This will result in additional proceeds, before underwriting discounts and other expenses, of approximately $4.5 million, with total gross proceeds from the offering of approximately $86 million in the aggregate.

UBS Investment Bank and JPMorgan Securities Inc. served as joint bookrunning managers for the offering, with Morgan Joseph serving as co-manager. A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: (800) 223-3006, or from JPMorgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, phone: (718) 242-8002, fax: (718) 242-1350.

This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Superior Essex common stock, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted. The offering of these securities may be made only by means of a prospectus supplement and related base prospectus.

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